Exhibit 5

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX WWW.FOLEY.COM CLIENT/MATTER NUMBER 014180-0134
March 5, 2018 Badger Meter, Inc. 4545 West Brown Deer Road Milwaukee, Wisconsin 53223

Ladies and Gentlemen:

We have acted as counsel for Badger Meter, Inc., a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 210,000 shares of the Company’s Common Stock, $1 par value (the “Common Stock”), which may be issued pursuant to the Badger Meter, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Each share of Common Stock issued pursuant to the Plan will be accompanied by a Common Share Purchase Right (the “Rights”) in accordance with the Rights Agreement, dated as of February 15, 2008, between the Company and American Stock Transfer & Trust Company (the “Rights Agreement”).

As counsel to the Company, we have examined: (i) the Registration Statement; (ii) the Plan and related documents; (iii) resolutions of the Board of Directors of the Company relating to the Registration Statement and the Plan and the issuance of Common Stock pursuant thereto; (iv) the Company’s Restated Articles of Incorporation and Restated By-Laws, as amended to date; (v) the Rights Agreement; and (vi) such other corporate proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Common Stock is offered or issued as contemplated by the Registration Statement; and (c) all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, we are of the opinion that:

1. The shares of Common Stock that are subject to the Registration Statement, when issued, paid for and delivered in the manner provided in the Plan, will be validly issued, fully paid and nonassessable.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C.

Badger Meter, Inc.

March 5, 2018

2. The Rights that relate to the Common Stock, when issued in the manner contemplated in the Rights Agreement, will be validly issued.

With respect to the foregoing opinions, at one time Section 180.0622(2)(b) of the WBCL imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

We express no opinion as to the laws of any jurisdiction other than the State of Wisconsin and the federal laws of the United States.

We consent to the use of this opinion as an exhibit to the Registration Statement and to references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP